UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2017

PerkinElmer, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-05075	04-2052042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

940 Winter Street, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

781-663-6900

(Registrant’s telephone number, including area code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

On August 11, 2017, PerkinElmer, Inc. (the “Company”) entered into a 364-day unsecured term loan facility (the “Facility”) in the principal amount of $200 million, established pursuant to a Loan Agreement (the “Loan Agreement”) with JPMorgan Chase Bank, N.A. acting as Administrative Agent, sole bookrunner and sole lead arranger, and the lenders from time to time party thereto. Terms used in this Item 1.01 and not defined herein shall have the meanings ascribed to them in the Loan Agreement, which is attached to this Form 8-K as Exhibit 10.1.

Term loans under the Facility are available from the Effective Date until the earliest of (i) 3:00 p.m. New York City time on December 31, 2017, (ii) the Company’s acquisition of a majority equity interest in EUROIMMUN Medizinische Labordiagnostika AG pursuant to the Share Sale and Transfer Agreement (“Share Sale Agreement”) with Prof. Dr. Winfried Stöcker and his affiliated investment holding company Stöcker Vermögensverwaltungsgesellschaft mbH & Co. KG, with the use of loans under the Facility (the “EUROIMMUN Acquisition”), (iii) the date that is twenty days after the close of the EUROIMMUN Acquisition without the use of loans under the Facility, (iv) the public announcement of the abandonment of the EUROIMMUN Acquisition by the Company and (v) the termination of the Share Sale Agreement prior to the closing of the EUROIMMUN Acquisition or the termination of the Company’s obligations under the Share Sale Agreement to consummate the EUROIMMUN Acquisition (the earliest of clauses (i)-(v) being the “Commitment Expiration Date”). The loans may be used to finance the EUROIMMUN Acquisition and for general corporate purposes.

Loans under the Facility can be Eurocurrency Loans or ABR Loans at the Company’s option. Each Eurocurrency Loan will bear interest at a rate per annum equal to the Adjusted LIBO Rate plus a margin based on the Company’s Debt Ratings from time to time of between 1.00% and 1.75%. Each ABR Loan will bear interest at a rate per annum equal to the Alternate Base Rate plus a margin based on the Company’s Debt ratings from time to time of between 0.00% and 0.75%. In addition, the Company has agreed to pay a ticking fee based on the Company’s Debt Ratings from time to time of between 0.10% and 0.25% times the actual daily amount of the Commitments in effect, accruing beginning on October 1, 2017 and continuing until the Commitment Expiration Date. The loans will be repayable in full at maturity.

The Loan Agreement contains customary affirmative and negative covenants for credit facilities of this type, including, among others, limitations on the Company and its subsidiaries with respect to liens, investments, incurrence of indebtedness, disposition of assets, mergers and acquisitions, dividends and distributions, and transactions with affiliates. The Loan Agreement contains a debt-to-capitalization ratio covenant applicable so long as the Company’s debt is rated investment grade (as defined in the Loan Agreement). This covenant is replaced by leverage ratio and interest coverage ratio covenants under certain circumstances. The Loan Agreement also contains customary events of default (with customary grace periods, as applicable).

The Company has from time to time had banking relationships with JPMorgan Chase Bank, N.A.

The foregoing description of the Loan Agreement and related matters is qualified in its entirety by reference to the full text of the Loan Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01	Other Events

On August 11, 2017, the Company entered into an Amendment No. 1 (the “Amendment”) to its existing Credit Agreement, dated August 11, 2016, by and among the Company, Wallac Oy, and PerkinElmer Health Sciences, Inc. as borrowers, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Revolving Credit Agreement”).

The Amendment amends the Revolving Credit Agreement to (i) remove the foreign currency sublimit under the facility, (ii) amend the indebtedness negative covenant to allow the Company to assume existing indebtedness of an acquired entity and to incur additional debt, and (iii) amend the Company’s financial covenants to allow for a higher consolidated leverage ratio through the fiscal quarter ending July 1, 2018.

The foregoing description of the Revolving Credit Agreement and related matters is qualified in its entirety by reference to the full text of the Revolving Credit Agreement, which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached to this Current Report on Form 8-K, which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERKINELMER, INC.

Date: August 15, 2017	By:	/s/ John L. Healy
	Name:	John L. Healy
	Title:	Vice President and Associate General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan Agreement, dated as of August 11, 2017, by and among PerkinElmer, Inc., the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent, Sole Bookrunner and Sole Lead Arranger.

10.2	Amendment No. 1, dated as of August 11, 2017 to Credit Agreement, dated as of August 11, 2016, by and among PerkinElmer, Inc., Wallac Oy, and PerkinElmer Health Sciences, Inc. as borrowers, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.